Exhibit 7.2(c)

FORM OF LOCKUP AGREEMENT

     THIS LOCKUP AGREEMENT (this “Agreement”) is executed as of this      day of      , 2001, by the shareholders of Cartesian Technologies, Inc. whose names are set forth on the attached Exhibit A (each a “Securityholder” and collectively, the “Securityholders”), in favor of Genomic Solutions Inc., a Delaware corporation (“GNSL”). All capitalized terms used, but not defined, in this Agreement have the same meanings as in the Merger Agreement (defined below).

     WHEREAS, Cartesian Technologies, Inc., a California corporation (“Cartesian”), Cartesian Acquiring Corporation, a Delaware corporation and wholly owned subsidiary of GNSL (“Cartesian Acquiring”), and GNSL are parties to an Agreement and Plan of Merger, dated September 6, 2001 (as the same may have been or may be amended or supplemented, the “Merger Agreement”);

     WHEREAS, pursuant to the Merger Agreement, Cartesian will merge into Cartesian Acquiring, with Cartesian Acquiring being the surviving corporation;

     WHEREAS, pursuant to the Merger Agreement, GNSL will issue to the Securityholders, as part of the consideration to be paid under the Merger Agreement, shares of GNSL’s common stock, par value of $0.001 per share (the “Shares”);

     WHEREAS, GNSL has required that each of the Securityholders, as the holders of all of the issued and outstanding shares of common stock of Cartesian, enter into this Agreement as a condition to the issuance of shares of GNSL’s common stock in the Merger; and

     WHEREAS, GNSL has also required that each Cartesian optionholder who receives a replacement option to purchase shares of Genomic common stock pursuant to the Merger Agreement execute a replacement option agreement that contains similar restrictions as those set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the consideration to be given to the Securityholders under the Merger Agreement, each Securityholder hereby agrees as follows, for the benefit of GNSL and its successors and assigns:

     1.     Agreement Not to Sell. Each Securityholder shall not, directly or indirectly, sell, offer to sell, solicit an offer to buy, contract to sell (including, without limitation, any short sale), grant any option to purchase or right to acquire, acquire any option to dispose of, or otherwise transfer or dispose of, or pledge, grant a lien on or otherwise encumber (each, a “Transfer”), all or any part of the Shares for the period that begins on the Closing Date and ends ninety (90) days after the Closing Date (the “Lockup Period”), subject to the provisions set forth in paragraph 3 below.

     2.     Transfer of Shares after Lockup Period. Upon the expiration of the Lockup Period, each Securityholder shall be permitted to Transfer the Shares, subject to the following provisions:

          (a)  For a period of nine (9) months after the expiration of the Lockup Period (the “Extension Period”), no more than eighty thousand seven hundred seventy-two (80,772) shares of GNSL common stock in the aggregate may be Transferred by the Securityholders or by any other holder of Cartesian options (“Optionholders”) in any given calendar month; and

          (b)  for a three (3)-year period following the date of this Agreement, and subject to the limitation in paragraph 2(a) above during the Extension Period, if a Securityholder (which for the purposes of this Section shall include any Optionholder that exercises their options) desires to Transfer in excess of fifty thousand (50,000) shares of GNSL’s common stock (“Common Stock”), other than in an Exempt Transfer (defined in paragraph 3 below), the Securityholder shall give written notice to GNSL of the proposed Transfer, specifying the number of shares proposed to be Transferred and the minimum price and terms upon which the Transfer will be effected. Such minimum price shall not be less than the most recent market closing price for the sale of shares of the Common Stock. GNSL shall have a period of five (5) business days (the “Five-Day Period”) to work with its market makers to assist in effecting an orderly sale of such shares at a price and on terms greater than or equal to the minimum price and terms specified by the Securityholder. If the number of shares proposed to be transferred by the Securityholder are not completely sold through the efforts of GNSL’s market makers on or before expiration of the Five-Day Period, GNSL shall deliver written notice to the Securityholder indicating how many shares are not sold (the “GNSL Notice”). Following receipt of the GNSL Notice, the Securityholder may then sell through the public trading market for the Common Stock the unsold portion of the shares proposed to be transferred in the notice during the next five (5) days following receipt of the GNSL Notice; provided, however that the restrictions contained in this Section 2(b) shall terminate if the trading volume for the Common Stock reported by Nasdaq is greater than one million (1,000,000) shares for twenty (20) consecutive trading days (the “Termination Event”). Promptly following the Termination Event, GNSL shall deliver written notice to each of the Securityholders that the provisions of this Section 2(b) are no longer applicable.

     3.     Exempt Transfers. Notwithstanding paragraph 1 above, each Securityholder may Transfer all or any part of the Shares, so long as such Transfer is an Exempt Transfer. For purposes of this Agreement, an “Exempt Transfer” is a Transfer: (a) to GNSL or the shareholders of GNSL; (b) by will or intestate succession to a Securityholder’s executors, administrators, testamentary trustees, legatees or beneficiaries; (c) to a Securityholder’s immediate family members or to a revocable inter-vivos trust, of which a Securityholder is the grantor, or another entity controlled by such Securityholder formed primarily for estate planning purposes for the benefit of such Securityholder; or (d) to an organization exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), so long as the transferor is not a “disqualified person” (as defined in Code Section 4946(a), assuming that all references to “private foundation” or “foundation” in Code Section 4946(a) are interpreted to mean the organization in question) with respect to such organization (and/or his spouse, children, grandchildren, parents and/or siblings) (the parties identified in (a), (b), (c) and (d), or any one of them are hereinafter collectively referred to as “Permitted Transferees”). The transferee in any Exempt Transfer shall take the Shares in question subject to the terms of this Agreement. Finally, notwithstanding paragraph 1 above, a Securityholder shall be entitled to pledge the Shares to a secured creditor pursuant to a bona fide loan transaction (but not in connection with any short sale, hedge, collar or other transaction which is not a bona fide loan), provided that the pledgee agrees, in writing, to be bound by the restrictions and obligations set forth in this Agreement.

     4.     Compliance With Securities Laws. Any other provision of this Agreement to the contrary notwithstanding, no Securityholder shall, directly or indirectly, sell, offer to sell, solicit an offer to buy, contract to sell (including without limitation, any short sale), grant any option to purchase or right to acquire, acquire any option to dispose of, or otherwise transfer or dispose of, or pledge, grant a lien on or otherwise encumber, all or any portion of the Shares, unless such Shares are registered pursuant to an effective registration statement under, or except in accordance with an exemption from, all applicable federal and state securities laws. In addition, each Securityholder acknowledges that the Shares may be subject to Rule 145 promulgated under the Act.

     5.     Operation by Securityholders. Each of the Securityholders hereby agrees that during any month prior to expiration of the Extension Period, such Securityholder will not sell more than the number of shares of Common Stock indicated next to such Securityholder’s name on Exhibit A attached hereto.

     6.     Interpretation and Governing Laws. Paragraph headings are for convenience only and are not to be deemed to be part of this instrument. Any reference herein to a person in the singular or the plural or as him, her, it or other like reference, shall also, where the context so requires, be deemed to include the singular or the plural reference, or the masculine, feminine or neuter reference, as the case may be. The laws of the State of Delaware (the laws of which have been selected to govern the Merger Agreement) shall govern all questions as to the validity of this power and the construction of its provisions, without regard to its conflict of laws provisions. Photographic or other facsimile reproductions of this executed document may be relied on by any person to the same extent as though the copy were an original. This Agreement may not be amended unless such amendment is in writing and acknowledged in writing by GNSL. Any waiver of any provision of this Agreement must be in writing, and any such waiver in any one circumstance shall not operate as a waiver in any subsequent or similar circumstance.

     IN WITNESS WHEREOF, the parties have executed this Lockup Agreement effective as of                , 2001.

"SECURITYHOLDER”:

EXHIBIT A

LIST OF SECURITY HOLDERS

Shareholder	S.S. No.	Shares

Brown, Kelly	###-##-####	567

Cabourne, Michael	###-##-####	780

Clark, Jay	###-##-####	171

Flack, Chris	n/a UK	283

Harrison, Steven	###-##-####	171

GlaxoSmithKline		2,434

Kolb, Robb	###-##-####	569

Rose, Donald J., Ph.D	###-##-####	4,381

Schleicher & Schuell Beteiligungs, GmbH	n/a German	21,916

Stachelek, Dennis	###-##-####	567

Surmanian, Michael L	###-##-####	14,641

Tisone, Daniel	###-##-####	4,566

Tisone, Ph.D., Thomas C	###-##-####	19,690

Wells, Ian	###-##-####	4,751

Total shareholders (14)		75,487

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